UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2014 (December 16, 2014)

United Realty Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

60 Broad Street, 34th floor New York, NY 10004
(Address, including zip code, of Principal Executive Offices)

(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 16, 2014, United Realty Capital Operating Partnership L.P. (the “Operating Partnership”), the operating partnership of United Realty Trust Incorporated (the “Company”), through a special purpose entity controlled by the Operating Partnership (the “Purchaser Entity”), closed on a purchase and sale agreement, entered into on July 23, 2014 (the “PSA”) by and between FRS Carnegie Plaza, L.L.C. (the “Seller”) and United Realty Partners, LLC, and further assigned to the Operating Partnership through an assignment and assumption agreement on September 19, 2014, which was further assigned at closing to the Purchaser Entity. The Seller does not have a material relationship with the Company and the transactions with Seller described herein are not affiliated transactions. Under the PSA, the Purchaser Entity, through a property-owning special purpose entity (the “POE”), acquired the fee simple interest in a commercial property located at 7 Carnegie Plaza in Cherry Hill, New Jersey (the “Property”).

The purchase price for the Property was approximately $9.3 million, exclusive of closing costs, escrows and fees paid to the Company’s advisor. Closing costs were approximately $0.4 million and escrows were approximately $1.0 million. Fees to be paid to the Company’s advisor will be approximately $0.3 million. The Company funded the acquisition as follows: (i) $5.5 million with a new first mortgage loan secured by the Property, as described in more detail below in Item 2.03 of this Current Report on Form 8-K; (ii) cash from the Operating Partnership of approximately $2.2 million; (iii) closing credits of $1.2 million; and (iv) a $1.8 million mezzanine loan secured by a security interest in the POE’s right, title and interest in the Property, as described in more detail below in Item 2.03 of this Current Report on Form 8-K.

The property is a one-story, triple-net leased office building built in 1988 and renovated in 2004 and 2009, with 90,070 rentable square feet and 599 onsite outdoor parking spaces. Situated on approximately 17.4 acres near the New Jersey Turnpike, the Property is located in an upscale suburb approximately 12 miles from downtown Philadelphia.

The property is currently 100% leased to Fox Rehabilitation Services, P.C. During the first year of the 15-year lease, the base rent will be $856,000. For each subsequent lease year, the annual base rent will increase by the greater of 3% of the prior year’s base rent or the increase in CPI.

The table below shows the expected occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the next five years:

	2015	2016	2017	2018	2019
Occupancy rate	100%	100%	100%	100%	100%
Average effective annual rent per rentable square foot	$9.50	$9.79	$10.08	$10.38	$10.69

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the full text of the document, which will be filed with the Securities and Exchange Commission with the Company’s next Annual Report on Form 10-K.

A copy of the press release announcing the Company’s acquisition is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2014, the Purchaser Entity closed on a first mortgage loan from UBS Real Estate Securities, Inc. with a principal amount of $5.5 million (the “Loan”), to provide acquisition funding for the Property acquisition described in Item 2.01 of this Current Report on Form 8-K. The Loan bears interest at a rate of 4.25% per annum and matures on January 6, 2020. The Purchaser Entity is required to make initial monthly interest-only payments for 12 months in an amount equal to approximately $19,750 per month and thereafter payments of principal and interest over a 25-year amortization period in an amount equal to approximately $29,796 per month.

The Loan is secured by a mortgage on the Property, is guaranteed by the Company, and may be accelerated only in the event of a default. The Purchaser Entity may prepay all or any portion of the principal amount prior to May 6, 2016 without penalty.

On December 16, 2014, the POE also closed on a mezzanine loan from the Seller with a principal amount of $1.8 million (the “Mezzanine Loan”), to provide additional acquisition funding for the Property acquisition described in Item 2.01 of this Current Report on Form 8-K. The Loan bears interest at an initial rate of 6% per annum, which will increase to a rate of 8% per annum on March 31, 2015. Interest will accrue but will not be payable until January 6, 2020, when all principal and accrued interest will become due and payable.

The Mezzanine Loan is secured by a security interest in the POE’s right, title and interest in the Property, is guaranteed by the Company, and may be accelerated only in the event of a default. The POE may prepay all or any portion of the principal amount under the Mezzanine Loan without penalty.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. The audited and unaudited financial statements relating to the Property and required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed, or March 3, 2015.

(b)	Unaudited pro forma financial information. See paragraph (a) above.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED REALTY TRUST INCORPORATED

Date: December 22, 2014	By:	/s/ Jacob Frydman
		Name:	Jacob Frydman
		Title:	Chief Executive Officer, Secretary and Chairman of the Board of Directors